EXHIBIT 99.1

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

Index

Page

Report of Independent Public Accountants	3

Consolidated Balance Sheets
December 31, 2009 and 2008	4

Consolidated Statements of Operations
Years Ended December 31, 2009 and 2008	5

Consolidated Statements of Cash Flows
Years Ended December 31, 2009 and 2008	6

Consolidated Statements of Shareholders’ Deficiency
Years Ended December 31, 2009 and 2008	7

Notes to Consolidated Financial Statements	8-22

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders

SMART Business Holdings, Inc.

We have audited the accompanying consolidated balance sheets of SMART Business Holdings, Inc. and Subsidiaries (“Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ deficiency and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SMART Business Holdings, Inc. and Subsidiaries as of December 31, 2009 and 2008, and their results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H.COHN LLP

Lawrenceville, New Jersey

May 4, 2010

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$7,250	$9,026
Restricted cash	458	1,013
Billed receivables, net	14,253	11,742
Unbilled receivables	7,098	8,319
Prepaid expenses and other current assets	1,422	1,528
Total current assets	30,481	31,628

Property and equipment, net	4,655	5,906
Goodwill	15,420	15,420
Intangible assets, net	15,871	30,678
Debt issuance costs, net	378	653
Deposits and other assets	1,164	1,199

Total assets	$67,969	$85,484

Liabilities and Shareholders’ Deficiency
Current liabilities:
Current portion of long-term debt	$508	$911
Accounts payable	587	747
Accrued compensation and benefits	4,396	6,688
Accrued expenses	2,287	948
Deferred revenues	311	678

Total current liabilities	8,089	9,972

Long-term debt, net of current portion	42,213	42,562
Deferred rent	2,136	2,410
Deferred compensation and other liabilities	340	384
Total liabilities	52,778	55,328

Commitments and contingencies
Redeemable preferred stock, 6% cumulative, 61,891 shares authorized; 61,890 issued and outstanding (liquidation preference and redemption values at December 31, 2009 and 2008 of $66,031 and $62,317, including cumulative dividends of $4,141 and $427, respectively)	66,031	62,317

Shareholders’ Deficiency:
Undesignated preferred stock, 50,000 shares authorized; no shares issued	—	—
Common stock, at par, 1,700,464 shares authorized; at December 31, 2009 and 2008 - 1,002,040 and 1,030,488 shares outstanding	1	1
Additional paid-in capital	26,465	30,144
Treasury stock, at cost; at December 31, 2009 and 2008 - 30,079 and 631 shares	(660)	(659)
Accumulated deficit	(76,362)	(60,661)
Accumulated other comprehensive loss	(284)	(986)

Total shareholders’ deficiency	(50,840)	(32,161)

Total liabilities and shareholders’ deficiency	$67,969	$85,484

See notes to consolidated financial statements

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Dollar amounts in thousands)

	Years Ended December 31,
	2009	2008

Revenues and reimbursable expenses:
Revenues	$93,574	$98,889
Reimbursable expenses	5,375	4,901

Total revenues and reimbursable expenses	98,949	103,790

Costs and expenses:
Direct costs (exclusive of depreciation and amortization shown separately)	64,370	68,269
Reimbursable expenses	5,705	4,293
Selling, general and administrative	23,029	35,666
Acquisition-related expenses	1,483	—
Depreciation	1,722	1,770
Amortization of intangibles	5,688	5,176
Intangible asset impairment loss	8,900	6,000
Goodwill impairment loss	—	26,292

Total costs and expenses	110,897	147,466

Operating loss	(11,948)	(43,676)

Interest expense	(3,784)	(5,336)
Other income (expense), net	31	(558)

Loss before income tax expense	(15,701)	(49,570)
Income tax expense	—	615

Net loss	$(15,701)	$(50,185)

See notes to consolidated financial statements

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

	Years Ended December 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(15,701)	$(50,185)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for uncollectible receivables	814	2,096
Amortization of debt issuance costs and discounts	464	321
Amortization of terminated derivative instrument’s fair value adjustments to interest expense	484	160
Amortization of intangible assets	5,688	5,176
Depreciation and amortization of property and equipment	1,722	1,770
Gains on disposals of assets	(10)	(215)
Losses (gains) on foreign exchange transactions	(101)	558
Debt-related losses	—	751
Share-based payment expense	36	909
Deferred income taxes	—	615
Goodwill and intangible asset impairment losses	8,900	32,292
Changes in operating assets and liabilities:
Billed receivables	(3,190)	113
Unbilled receivables, net of deferred revenues	883	796
Prepaid expenses and other assets	271	(682)
Accounts payable and other liabilities	(1,431)	2,756
Net cash used in operating activities	(1,171)	(2,769)

Cash flows from investing activities:
Proceeds from sales of assets	226	1,127
Purchases of property and equipment	(454)	(1,113)
Decrease (increase) in restricted cash	555	(1,013)
Net cash provided by (used in) investing activities	327	(999)

Cash flows from financing activities:
Proceeds from issuances of stock and capital contributions	—	10,002
Purchases of treasury stock and other equity redemptions	(2)	(501)
Repayments of long-term borrowings	(647)	(4,548)
Payments for debt issuance costs	—	(282)
Short-term borrowings, net	(294)	88
Net cash provided by (used in) financing activities	(943)	4,759
Effect of exchange rate changes on cash	11	(20)
Net increase (decrease) in cash and cash equivalents	(1,776)	971
Cash and cash equivalents, beginning of year	9,026	8,055
Cash and cash equivalents, end of year	$7,250	$9,026

Supplemental disclosures of non-cash investing and financing activities:
Acquirer assumption of note payable in asset sale	$—	$368
Purchase of treasury stock	—	158

Supplemental disclosures of cash flow information:
Interest paid	$2,726	$4,059

See notes to consolidated financial statements

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIENCY

YEARS ENDED DECEMBER 31, 2008 AND 2009

(Dollar amounts in thousands)

								Accumulated
	Convertible				Additional			other	Total
	Preferred stock		Common stock		paid-in	Treasury	Accumulated	comprehensive	Equity
	Shares	Amount	Shares	at Par	capital	stock	deficit	income (loss)	(Deficiency)

Balance at January 1, 2008	5,920,000	$62,184	1,480	$—	$14,823	$—	$(6,060)	$(742)	$70,205
Comprehensive income (loss):
Net loss							(50,185)		(50,185)
Fair value adjustment for derivative instrument								(122)	(122)
Amortization of terminated derivative instrument’s fair value adjustments to interest expense								160	160
Foreign currency translation								(282)	(282)
Total comprehensive loss									(50,429)
Purchases of treasury stock			(631)		128	(659)			(531)
Exchange of convertible for redeemable preferred stock	(5,920,000)	(66,600)			4,710				(61,890)
Common stock issued			1,029,639	1	9				10
Capital contributions by preferred shareholders					9,992				9,992
Accrual of dividend on redeemable preferred stock					(427)				(427)
Accrual of dividend on convertible preferred stock		4,416					(4,416)		—
Share-based payment expense					909				909

Balance at December 31, 2008	—	—	1,030,488	1	30,144	(659)	(60,661)	(986)	(32,161)
Comprehensive income (loss):
Net loss							(15,701)		(15,701)
Amortization of terminated derivative instrument’s fair value adjustments to interest expense								484	484
Foreign currency translation								218	218
Total comprehensive loss									(14,999)
Purchases of treasury stock and other equity redemptions			(29,448)		(1)	(1)			(2)
Common stock issued			1,000	—	—				—
Accrual of dividend on redeemable preferred stock					(3,714)				(3,714)
Share-based payment expense					36				36
Balance at December 31, 2009	—	$—	1,002,040	$1	$26,465	$(660)	$(76,362)	$(284)	$(50,840)

See notes to consolidated financial statements

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except where noted in millions and per share information)

1.  Summary of business activities

Business Overview

Smart Business Holdings, Inc. (“Holdings”), together with its subsidiaries and affiliates (collectively the “Company”), is an independent provider of financial advisory and business consulting services in the areas of accounting, finance, tax, audit and operations.  The Company serves clients in a broad variety of industries with a specialized focus on insurance, financial institutions, higher education and state and local governments.  The primary operating company of Holdings is Smart Business Advisory and Consulting, LLC (“Operating Company”), which operates in the United States. The controlling ownership interest in Holdings is maintained by Great Hill Equity Partners III, LLP and its affiliate, Great Hill Investors, LLC (together referred to as “Great Hill”), which collectively own 100% of the preferred stock and approximately 85% of the common stock of Holdings as of December 31, 2009.

In November 2008, Holdings, its preferred stockholders and substantially all of its common stockholders entered into a recapitalization agreement (“Recapitalization”), which resulted in an exchange of classes of preferred stock and the issuance of common stock to Great Hill.  The Recapitalization is more fully described in Note 7.  In connection with the Recapitalization, the credit facility representing the Company’s primary source of debt financing was amended in November 2008, as discussed in Note 5.

2.  Summary of significant accounting policies

Basis of Presentation

The accompanying consolidated financial statements reflect the financial position of the Company as of December 31, 2009 and 2008, and its results of operations, cash flows and shareholders’ deficiency for the years ended December 31, 2009 and 2008.  All intercompany balances and transactions have been eliminated in consolidation.

Included in these consolidated financial statements for all periods presented are the financial position and results of operations of Smart and Associates, LLP (the “LLP”), an affiliated entity in which the Company maintains no ownership interest.  The LLP, which primarily provides attest function services for its clients, is owned by certain members of the Company’s management.  The direct and overhead costs of the LLP have been paid by Operating Company in exchange for management fees pursuant to a management agreement.  These transactions result in the LLP reflecting breakeven results and no equity.  Accordingly, the management agreement and common ownership establishes a controlling financial interest in the LLP, requiring its inclusion in the consolidated group.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions, which may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The Company evaluates these estimates and judgments on an ongoing basis, and the estimates are based on experience, current and expected future conditions, third-party evaluations and various assumptions that the Company believes are reasonable under the circumstances.  The results of estimates form the basis for making judgments about the carrying amounts of assets and liabilities, as well as identifying and assessing the accounting treatment with respect to commitments and contingencies.  Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Billable services generally are provided under two types of arrangements: time and expense or fixed-fee.  Time and expense arrangements result in billings of actual service time expended at negotiated service rates per professional.  For fixed-fee engagements, the total fee for the agreed-upon services is negotiated and established prior to the inception of the engagement.  To a lesser extent, the Company also performs services in which the fees it expects to receive are contingent upon recoveries of non-income based taxes obtained from taxing authorities for the benefit of the contracting client.

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollar amounts in thousands, except where noted in millions and per share information)

2.  Summary of significant accounting policies (continued)

Revenues are recognized when persuasive evidence of an arrangement exists, the arrangement fee is fixed or determinable, the performance has occurred and collectability is reasonably assured.  Revenues generated under time and expense arrangements are recognized as services are provided.  Revenues related to fixed-fee engagements are recognized based on actual work completed in relation to the total services expected to be provided under the engagement.  Losses are recognized in the period in which the loss first becomes probable and reasonably estimable.  Expense reimbursements that are billable to clients are included in total revenues and reimbursable expenses when incurred.  Revenues related to contingency fee-based services are recognized upon the resolution of the matter the Company was contracted to resolve and the determination of the amount that the Company will receive.

Differences between the timing of billings and the recognition of revenue are recognized as either unbilled receivables or deferred revenues in the consolidated balance sheets.  Revenue recognized for services performed but not yet billed are recorded in unbilled receivables.  Billings made in advance of the performance of service are classified as deferred (i.e., unearned) revenues and recognized over future periods as earned in accordance with the applicable client engagement agreements.  Provisions relating to fee adjustments and other discretionary pricing adjustments are recognized as reductions of revenue.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is maintained for estimated losses based on several factors, including the estimated cash realization from amounts due from clients, no collateral being required and an assessment of a client’s ability to make required payments.  A provision relating to a client’s inability to make required payments on billed accounts receivable is recorded as bad debt expense, which is reflected in operating expenses.  The allowance is assessed by management on a regular basis. Allowance for doubtful accounts was approximately $1.7 million and $2.2 million in the Company’s consolidated balance sheets as of December 31, 2009 and 2008, respectively.

Direct Costs and Reimbursable Expenses

Direct costs and reimbursable expenses are recognized when incurred and consist primarily of revenue-generating employee compensation and their related benefit costs, the costs of outside consultants or subcontractors assigned to revenue generating activities and direct expenses to be reimbursed by clients.

Share-based Payments

For all share-based payment transactions in which the Company acquires services from employees by issuing shares of the Company’s common stock, option shares or other equity instruments, the Company recognizes the cost of the awarded equity instrument based on its grant-date fair value over the period during which the employee is required to provide service in exchange for the award.   For stock option awards, the Company’s policy is to recognize share-based payment expense on a straight-line basis over the option award’s requisite service period, which is generally the vesting period, provided that this expense is at least equal to the portion of the grant-date fair value of the award that is vested as of the date of the Company’s consolidated balance sheets.  The Company records share-based payment expenses to the appropriate classifications in the consolidated statements of operations based on the classification in which the related payroll costs are recorded.

Rental Expense

Included in selling, general and administrative expenses in the consolidated statements of operations, rental expense is recognized on a straight-line basis over the term of each operating lease, which may require the deferral of rent costs and considers the impact of rent holidays and future rent increases.  For purposes of determining rental costs to defer, the lease term includes all lease renewal periods in circumstances in which a significant economic detriment to the Company may result if the related lease renewal option is not exercised.  As of the date in which a significant portion of any office space under an operating lease ceases to be utilized, the Company recognizes a loss and a corresponding liability for the discontinued use of the leased property at its fair value based on the remaining lease rental payments related to the unused leased property reduced by estimated sublease rentals that the Company expects that it could reasonably obtain.

Advertising Costs

Costs related to advertising and other promotional expenditures are expensed as incurred.  For the years ended December

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollar amounts in thousands, except where noted in millions and per share information)

2.  Summary of significant accounting policies (continued)

31, 2009 and 2008, advertising expense totaled approximately $0.4 million and $0.6 million, respectively.

Cash and Cash Equivalents

Cash and cash equivalents include instruments with maturities of three months or less, when acquired.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation.  Depreciation of property and equipment is computed on a straight-line basis over the estimated useful life of the asset.  Depreciable lives of computers, software and related equipment principally range from 3 to 5 years.  Furniture and fixtures are depreciated over 7 years.  Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the term of the lease and the periodic amortization is recorded in depreciation expense in the consolidated statements of operations.

Intangible Assets

Intangible assets with finite lives are amortized over the estimated periods of benefit using a method identified by the Company’s management that reflects the pattern in which the economic benefits of the intangible assets are consumed. If the periodic benefits are not expected to vary significantly during its estimated useful life, the intangible asset is amortized using the straight-line method. Indefinite-lived intangible assets are not amortized, but are reviewed at least annually for impairment.

Long-Lived Assets

All long-lived assets used in the Company’s operations are subject to review for impairment.  Indefinite-lived intangible assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.  All other long-lived assets, other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability is assessed based on the future cash flows expected to result from the use of the asset and its eventual disposition.  If the sum of these cash flows is less than the carrying value of the asset, an impairment of the asset is presumed to exist.  Any impairment loss, if indicated for a long-lived asset, is measured as the amount by which the carrying amount of the asset exceeds its estimated fair value and is recognized as a reduction in the carrying amount of the asset. When any long-lived asset is retired or disposed of, the cost and accumulated depreciation or amortization thereon is removed and any resulting gain or loss is recognized in the consolidated statements of operations.

Goodwill

Goodwill is the excess of the purchase price paid over the fair value of the net assets of a business acquired in a purchase business combination.  Goodwill is not amortized, but rather is reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  Impairment exists when the carrying amount of goodwill exceeds its implied fair value and an impairment loss is recognized for this excess.

Debt Issuance Costs and Discounts

Costs incurred to establish or modify credit facilities and costs incurred to issue debt are capitalized and presented net of accumulated amortization in the consolidated balance sheets.  Any debt obligation originally issued with a stated interest rate that is below the market or effective interest rate is presented net of unamortized debt discount.  Debt issuance costs and discounts are amortized over the term of the underlying obligations and this amortization is included in interest expense.

Income Taxes

The Company’s income tax provision consists principally of federal and state income taxes.  Current income tax liabilities and assets are recognized for the estimated taxes payable or refundable for the current income tax period.  Deferred income tax assets and liabilities are recognized for the anticipated future tax consequences attributable to the temporary differences that exist between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollar amounts in thousands, except where noted in millions and per share information)

2.  Summary of significant accounting policies (continued)

assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The portion of any deferred tax asset for which it is more likely than not that an income tax benefit will not be realized is offset by recording a valuation allowance.  The future realization of the tax benefit of an existing temporary difference ultimately depends on the generation of future taxable income during the periods in which the temporary difference becomes deductible.  In making its assessments regarding the realizability of its deferred tax assets and the need for a valuation allowance, the Company’s management makes judgments and estimates of future taxable income that may be available under the tax law to realize the related tax benefits, including scheduled reversals of existing taxable temporary differences, projected taxable income exclusive of temporary differences and tax planning strategies.

Effective January 1, 2009, the Company adopted authoritative guidance issued by the Financial Accounting Standards Board that provides criteria for the recognition and measurement of uncertain income tax positions.  This guidance requires that the effects of an uncertain tax position be recognized only if it is more likely than not that the position is sustainable based on its technical merits.  Measurement of the tax position’s effect on the income tax provision is based on the largest amount of benefit that is greater than 50% likely of being realized upon the ultimate settlement. Differences between the amount of benefits taken or expected to be taken in the Company’s income tax returns and the amount of benefits recognized based on this evaluation and measurement of the related tax positions represent the unrecognized income tax benefit, which is reflected as a liability.

The adoption of this guidance resulted in no changes to the Company’s liability for unrecognized income tax benefits as of January 1, 2009 and, therefore, no adjustment to the Company’s accumulated deficit was necessary as a result of adoption.  The Company includes interest and penalties related to unrecognized income tax benefits in income tax expense in the consolidated statements of operations.

Foreign Currency

The results of operations of a wholly-owned subsidiary in the United Kingdom (“UK Subsidiary”) are translated into U.S. dollars using average exchange rates and the balance sheet accounts of this subsidiary are translated using the year-end exchange rate.  Cumulative adjustments resulting from translation are included in accumulated other comprehensive income (loss) in the consolidated balance sheets.  Cumulative losses from translation totaled approximately $43 and $261 as of December 31, 2009 and 2008, respectively.  Foreign currency gains and losses resulting from transactions denominated in a currency other than the functional currency of the reporting entity and from remeasurements of foreign currency receivables and payables into the reporting entity’s functional currency are recorded in other expense, net in the consolidated statements of operations.  As a result of the significant decline in the British pound during the third quarter of 2008, the Company recorded foreign exchange losses totaling approximately $0.5 million for the remeasurement of Operating Company’s intercompany receivable due from the UK Subsidiary.  On September 30, 2008, Operating Company converted this receivable into an equity investment in the UK Subsidiary.

Derivative Financial Instruments

Derivative financial instruments have been used by the Company solely to manage exposure to changes in future cash flows of portions of obligations due under variable rate long-term debt instruments.  Derivative instruments have not been and are not used for trading or speculative purposes.  The fair value of a derivative financial instrument is recognized as an asset or a liability in the consolidated balance sheet and is based on the amount that would be required to pay or terminate the derivative contract on the balance sheet date.  Changes in the instrument’s fair value are recorded in other comprehensive income in cases in which the derivative instrument is designated as an effective hedge of an underlying future cash flow exposure and which continues to be effective.  Changes in fair value resulting from any ineffective portion of a designated cash flow hedge or from any derivative instrument failing to qualify as an effective hedge are recorded in income.   Prior to entering into a derivative financial instrument, the Company assesses the counterparty’s creditworthiness and only contracts with a high credit quality financial institution.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollar amounts in thousands, except where noted in millions and per share information)

2.  Summary of significant accounting policies (concluded)

and cash equivalents and client receivables.  The Company maintains its cash and cash equivalents in financial institutions insured by the Federal Deposit Insurance Corporation (FDIC).  The Company believes no significant concentration of credit risk exists with respect to its cash and cash equivalents.

To the extent client receivables become delinquent, collection activities commence.  Though the Company’s client base is concentrated primarily throughout the United States, the diversity of industries in which clients operate and the types of services the Company provides to them minimize the risks of incurring material losses due to concentrations of credit risk.  Further, no single client is considered large enough to pose a significant credit risk.

Fair Value Measurements

Any measurement of the fair value of an asset or liability is based on the price that would be received to sell the asset or the price to transfer the liability in an orderly transaction between market participants exclusive of any transaction costs, and is determined by either the principal market or the most advantageous market.  Valuation techniques used by the Company to determine fair value are dependent upon assumptions that market participants would use in pricing the asset or liability, referred to as inputs to the valuation technique.  Inputs generally range from market data from independent sources (i.e., observable inputs) to data based on assumptions about the assumptions market participants would use in pricing the asset developed by the Company based on the best information available in the circumstances (i.e., unobservable inputs).  For each asset or liability being valued, the inputs to the valuation technique used to measure fair value are ranked by the Company according to their market price observability as being one of the following levels:

Level 1 — Quoted prices in active markets for identical instruments;

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

Level 3 — Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, restricted cash, billed and unbilled receivables, accounts payable, accrued compensation and benefits and accrued expenses approximate fair value due to the short-term nature of these instruments.  The fair values of debt and deferred compensation liabilities are discussed in Notes 5 and 11, respectively.

Subsequent Events

The Company has evaluated events and transactions for potential recognition or disclosure through May 4, 2010, which was the date the financial statements were available to be issued.

3.  Property and equipment

Property and equipment consisted of the following:

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollar amounts in thousands, except where noted in millions and per share information)

3.  Property and equipment (concluded)

	December 31,
	2009	2008
Computers, related equipment and software	$4,186	$3,822
Furniture and fixtures	2,220	2,195
Leasehold improvements	2,807	2,769
Property and equipment, at cost	9,213	8,786
Accumulated depreciation	(4,558)	(2,880)

Property and equipment, net	$4,655	$5,906

Depreciation expense was approximately $1.7 million and $1.8 million for the years ended December 31, 2009 and 2008, respectively.

4.  Goodwill and intangible assets

Goodwill and intangible assets consisted of the following:

	December 31,
	2009	2008

Goodwill	$15,420	$15,420

Trademarks	$8,900	$8,900
Finite-lived intangible assets:
Customer relationships	8,998	17,898
Non-compete agreements	6,562	8,514
Technology and software	3,600	3,600
	28,060	38,912

Accumulated amortization of finite-lived intangible assets:
Customer relationships	4,698	2,908
Non-compete agreements	4,341	3,376
Technology and software	3,150	1,950
Total accumulated amortization	12,189	8,234

Intangible assets, net	$15,871	$30,678

The following table presents the changes in the carrying amount of goodwill during the years ended December 31, 2009 and 2008:

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollar amounts in thousands, except where noted in millions and per share information)

4.  Goodwill and intangible assets (continued)

	Years Ended December 31,
	2009	2008
Balances, beginning of year:
Goodwill (gross amount)	$41,712	$43,792
Accumulated impairment losses	(26,292)	—
Goodwill (carrying amount)	15,420	43,792

Reductions associated with asset disposals	—	(584)
Impairment losses	—	(26,292)
Reductions of deferred income tax liabilities	—	(1,496)

Balances, end of year:
Goodwill (gross amount)	41,712	41,712
Accumulated impairment losses	(26,292)	(26,292)
Goodwill (carrying amount)	$15,420	$15,420

The Company’s review for impairments of its recorded goodwill and indefinite-lived intangible asset resulted in no impairments in the carrying amounts of these assets during the year ended December 31, 2009.  Changes in the carrying amounts of goodwill and certain intangible assets during 2009 and 2008 are discussed below.  Amortization of the finite-lived intangible assets was approximately $5.7 million and $5.2 million for the years ended December 31, 2009 and 2008, respectively.  Estimated expense for amortization of intangible assets is approximately $2.2 million for 2010, $1.4 million for 2011, $0.9 million for 2012, $0.6 million for 2013 and $0.6 million for 2014.

Impairment of Customer Relationship Intangible Asset

In connection with the Company’s consideration of the presence of events or circumstances that may adversely affect the recoverability of the long-lived assets used in its business, the Company determined that the carrying amount of its customer relationship intangible asset as of December 31, 2009 was only partially recoverable.  Accordingly, the Company recorded an impairment loss of approximately $8.9 million in 2009 for the write-down to the asset’s fair value of $4.3 million, determined as of December 31, 2009.  The fair value of this asset was determined using an income-based valuation methodology, the data inputs to which were ranked, according to their market price observability, as Level 3 inputs (i.e., unobservable inputs).  These inputs, which primarily consisted of projections of the components of future operating cash flows attributable to the Company’s customers as adjusted for anticipated attrition, were derived from sources the Company’s management believes were the best available.

Sale of Baltimore Practice

In June 2008, the Company consummated an agreement of sale with certain management employees of its Baltimore practice office (the “Practice”), disposing of the Practice’s assets, including its clients and related backlog of billable service arrangements, to these employees.  Total sale proceeds of approximately $1.5 million consisted of approximately $1.1 million in cash and the buyers’ assumption of the Company’s remaining obligation of approximately $0.4 million under a note payable associated with the Practice.  The Company reduced the carrying amount of goodwill by the amount that was attributable to the Practice, which, as of the sale date, was approximately $0.6 million.

Finalization of Income Tax Bases

The filing of the Company’s 2007 income tax returns during the third quarter of 2008 resulted in revisions to the tax bases of certain acquired assets and assumed liabilities that were part of a business combination occurring during 2007.  Accordingly, the Company’s liability for deferred income taxes and the recorded amount of goodwill was reduced by approximately $1.5 million during the year ended December 31, 2008.

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollar amounts in thousands, except where noted in millions and per share information)

4.  Goodwill and intangible assets (concluded)

Impairments of Goodwill and Trademarks

During 2008, the Company’s annual test for impairment of goodwill and indefinite-lived intangible assets resulted in the recognition of impairment losses associated with goodwill and trademarks of approximately $26.3 million and $6.0 million, respectively.  The trademark impairment loss was measured as the excess of the trademark’s carrying amount over its fair value as of the impairment testing date.  The goodwill impairment loss was measured as the excess of the carrying amount of goodwill over its implied fair value.  In determining the implied fair value of goodwill, the Company first determined the fair value of the reporting unit to which the recorded goodwill was attributed and then allocated the reporting unit’s fair value to the individual assets and liabilities comprising the reporting unit based on the fair value of each asset and liability, determined as of the impairment testing date.  The excess of the fair value of the reporting unit over the amounts allocated to its assets and liabilities is the implied fair value of goodwill.  The fair value of the reporting unit was determined using a combination of market and income-based valuation methodologies.  The fair values of the individual assets and liabilities of the reporting unit were determined using valuation techniques and approaches considered appropriate in estimating their fair values.

5.  Debt

Long-term debt outstanding was as follows:

	December 31,
	2009	2008

Term loans	$40,760	$41,332
Subordinated promissory notes, net	1,604	1,445
Short-term borrowings	—	294
Other note payable, net	357	402

	42,721	43,473
Less: current portion	(508)	(911)

Long-term debt, net of current portion	$42,213	$42,562

Aggregate minimum annual principal payments due on all Company debt arrangements, excluding the effects of debt discounts, for the next five years at December 31, 2009 and thereafter are as follows:

Years Ending December 31,
2010	$508
2011	40,352
2012	57
2013	61
2014	66
Thereafter	1,873

$42,917

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollar amounts in thousands, except where noted in millions and per share information)

5.  Debt (concluded)

Senior Secured Credit Facility

Prior to the Company’s Recapitalization in November 2008 (see Note 7), the Company maintained a credit agreement (“Credit Facility”) with a group of banks that provided $45.0 million in term loan financing (“Term B Loan”) and additional availability in revolving credit commitments.  In November 2008, the Credit Facility agreement was amended in conjunction with the Recapitalization.  The amendment removed the revolving credit commitment and related fees, changed the maturity date, certain covenants and interest rate determinations, and converted the Company’s liability to the administrative agent under a terminated derivative financial instrument of approximately $0.9 million into an additional term loan financing under the Credit Facility.  The amendment also required the Company to deposit $5.0 million into a collateral account in the control of the Credit Facility’s administrative agent and from which withdrawals are made to satisfy the required principal repayments due under the Term B Loan. Upon the execution of the amendment, approximately $4.0 million was withdrawn from this restricted cash account as an agreed-upon Term B Loan prepayment.

Principal payments under the term loan financings totaling approximately $115 are due quarterly until the Credit Facility termination date of March 31, 2011, upon which time any unpaid principal and interest is due.  At the Company’s option, the Term B Loan bears interest at either the applicable LIBOR rate, increased by a defined Eurodollar reserve percentage, plus a margin of 5.5%, or at a base rate plus a margin of 4%.  The base rate is the greater of the applicable LIBOR rate plus 1.5%, the federal funds rate plus ½ of 1% or the prime commercial rate.  The term loan resulting from the conversion of the terminated derivative financial instrument liability bears interest at the federal funds rate plus ½ of 1%.  Interest rates used in the determination of periodic interest payments are based on quoted daily interest rates. The weighted average interest rate for borrowings outstanding at December 31, 2009 was approximately 5.6%.

In connection with the amendments to the Credit Facility in November 2008, the Company incurred debt issuance costs aggregating approximately $0.3 million.  As the amendment resulted in a decrease in the Company’s borrowing capacity under the Credit Facility, a portion of the unamortized debt issuance costs totaling approximately $0.7 million as of the amendment date was written off to interest expense.  Amortization of debt issuance costs was approximately $0.3 million and $0.2 million for the years ended December 31, 2009 and 2008, respectively.

The Credit Facility, as amended, contains customary covenants that restrict future borrowings and capital spending.  The covenants include quarterly requirements for minimum EBITDA, funded debt to EBITDA and fixed charge coverage ratios. As of December 31, 2009, the Company was in compliance with all financial and operational covenants associated with the Credit Facility.

Subordinated Promissory Notes

Subordinated promissory notes are owed to certain active and former management employees of the Company with an aggregate face amount of $1.8 million and a stated interest rate of 5.0%.   As these notes were issued at a rate that was below market for comparable debt financing, a discount was recorded at issuance.  The unamortized discount was approximately $0.2 million and $0.4 million as of December 31, 2009 and 2008, respectively. These notes mature on May 15, 2014.

During 2008, cash payments totaling approximately $151 were made to redeem subordinated notes held by certain employees whose employment was terminated.  Losses on extinguishments of these liabilities totaled less than $0.1 million.

Other Note Payable

A note payable resulting from a prior business acquisition is presented net of unamortized discount of approximately $93 and $123 as of December 31, 2009 and 2008, respectively.  This note matures in December 2015 and has an effective interest rate of 8% as of December 31, 2009.

Fair Value Information

The carrying amounts of the borrowings outstanding under the Credit Facility and the notes payable approximate their fair values, because the effective interest rate for each borrowing is comparable to rates currently available to the Company for debt with similar maturities and collateral requirements.

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollar amounts in thousands, except where noted in millions and per share information)

6.  Terminated derivative financial instrument

On August 25, 2008, the administrative agent to the Credit Facility terminated the interest rate collar agreement to which the agent and the Company were parties, and, as discussed in Note 5, converted the Company’s obligation under the collar, which approximated its fair value at $0.9 million, into term loan financing.  Subsequent to the collar’s termination and through its original maturity date of June 30, 2010, the cumulative loss resulting from the recognition of the changes in the collar’s fair value through August 25, 2008 is being amortized and reclassified out of accumulated other comprehensive income (loss) into interest expense using the effective interest rate method.  During the years ended December 31, 2009 and 2008, the amounts reclassified into interest expense were approximately $0.5 million and $0.2 million, respectively.  The unamortized portion included in accumulated other comprehensive income as of December 31, 2009 and 2008 is $241 and $725, respectively. The 2009 remaining portion will be amortized and recorded in interest expense in 2010.

7.  Capital structure

Recapitalization

On November 19, 2008, Holdings amended and restated its existing Certificate of Incorporation to effectuate a 1,000 to 1 reverse stock split that affected all existing classes of stock, authorize 61,891 shares of the newly-created class of redeemable preferred stock and increase the authorized shares of common stock from 14,080, after giving retroactive effect to the reverse stock split, to 1,700,464.  In connection with the Recapitalization, Great Hill exchanged all shares of convertible preferred stock it held for 61,890 shares of redeemable preferred stock and 846,839 shares of common stock and made a cash capital contribution of $10.0 million.  The par values of Holding’s convertible preferred stock and common stock remained unchanged at $.001, as a result of the Recapitalization.

Redeemable Preferred Stock

Redeemable preferred stock has a par value of $.001 and holders of such shares are entitled to a 6.0% cumulative annual dividend, which began accumulating in arrears from the original issue date and is cumulative, to the extent unpaid, whether or not declared by the board of directors and whether or not there are profits, surplus or other funds of Holdings legally available for the payment of dividends.  The cumulative dividends in arrears amounted to approximately $4.1 million, or $66.91 per share, at December 31, 2009 and $0.4 million, or $6.90 per share, at December 31, 2008.  No voting rights are ascribed to the holders of redeemable preferred stock.  Shares of this class of stock may be redeemed by a shareholder on any one occasion on or after November 1, 2019 or, at any time, by Holdings upon an agreement of Holdings and the holder or holders of a majority of the outstanding shares of redeemable preferred stock.  In the event of a redemption or liquidation, each holder of the outstanding shares of redeemable preferred stock will be entitled to a liquidation preference distribution amounting to $1,000 per share plus any unpaid dividends.

Common Stock

The par value of Holdings common stock is $.001 per share.  Holders of common stock are entitled to one vote for each share held.  Liquidation rights and preferences associated with common stock holdings are subordinate to those of the holders of any outstanding shares of preferred stock.

Convertible Preferred Stock

Convertible preferred stock has a par value of $.001 and provides voting rights and an 8.0% cumulative annual dividend.  Generally, conversion of this class of preferred stock into common shares is at the option of the holder.  As a result of the Recapitalization in November 2008, shares of convertible preferred stock are no longer outstanding.

8.  Share-based payments

Stock Option and Grant Plan

The Company maintains an equity incentive plan (the “Plan”) for the benefit of certain eligible employees.  At the recommendation of management and subject to the approval of the Company’s board of directors, the Plan generally provides that the Company may issue common stock and stock options to employees.  It is intended for options to be granted with exercise prices at amounts not less than the fair market value of the Company’s common stock on the grant date.  Stock options expire after

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollar amounts in thousands, except where noted in millions and per share information)

8.  Share-based payments (continued)

ten years and vest annually on the anniversary of the grant date.  Because the Company’s common stock is not publicly-traded, there are a number of restrictions on an employee’s ability to sell shares after exercising the options.  Post-exercise, the Company reserves the right to repurchase the shares, if the employee’s employment is terminated for any reason or the employee declares bankruptcy.  Non-vested stock options are forfeited upon an employee’s termination and a terminated employee’s vested stock options must be exercised within a specified time period (typically 90 days) or they will expire.  As of December 31, 2009, there were approximately 316,000 shares available for issuance under the Plan.

Plan Awards and Modifications Resulting from the Recapitalization

In connection with the Recapitalization discussed in Note 7, in November 2008, each outstanding employee stock option, totaling 261.8, was canceled, of which 91.8 options held by 43 employees were replaced with a new grant of options with an exercise price of $0.01, which equaled the estimated fair value of the Company’s common stock as of the grant date.  The canceled awards for 12 employees, consisting of the remaining 170 options, were not replaced with a new grant.  Instead, these employees were given the option to purchase shares of common stock in amounts authorized by the Company’s board of directors at the stock’s estimated fair value of $0.01 per share.

For purposes of recognizing share-based payment expense, the employee stock options that were replaced with a new option award effectively represented a modification of the terms of the original award.  As the fair value of the options was approximately $0.01 both prior to and after giving effect to the modification, no additional share-based payment cost resulted from modification.  The unrecognized share-based payment cost of these options as of the modification date, based on the fair values determined as of the original grant dates, was approximately $0.2 million, and is being recognized ratably in share-based payment expense over the six-year vesting period of the newly-granted options.  The employee stock options that were not replaced were accounted for as a cancelation of the original award.  Accordingly, the unrecognized share-based payment cost of these options as of the cancelation date, based on the fair values determined as of the original grant dates, was recognized in share-based payment expense in November 2008 and totaled approximately $0.7 million.

Share-based Payment Expense and Option Activity

Share-based payment expense for the years ended December 31, 2009 and 2008 was as follows:

	Years Ended December 31,
Share-based payment expense recorded in:	2009	2008
Direct costs	$32	$476
Selling, general and administrative	4	433

	$36	$909

As of December 31, 2009, the total unrecognized share-based payment expense related to nonvested stock options was approximately $0.2 million, which is expected to be recognized over a weighted-average period of approximately 4.9 years.

The following table presents a summary of the employee stock option activity for the year ended December 31, 2009:

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollar amounts in thousands, except where noted in millions and per share information)

8.  Share-based payments (concluded)

			Weighted-
		Weighted-	Average
	Number	Average	Remaining
	of	Exercise	Contractual
	Options	Price	Term

Outstanding at January 1, 2009	24,625	$0.01
Granted	—	—
Forfeited	(7,090)	(0.01)

Outstanding at December 31, 2009	17,535	$0.01	8.9 years

Exercisable at December 31, 2009	2,923	$0.01	8.9 years

Vested and expected to vest at December 31, 2009	16,804	$0.01	8.9 years

For the option awards made during 2008, the following table presents the weighted average grant-date fair value, segregated into awards made prior to and after the Recapitalization, and the significant assumptions used in the determination of each options award’s fair value:

	Year Ended
	December 31, 2008
	Awards before	Awards after
	Recapitalization	Recapitalization

Weighted average fair value of options granted	$4,290.00	$0.01
Risk-free interest rate	4.2%	2.6%
Expected term of options granted	6.5 years	6.75 years
Expected volatility	42.0%	42.3%
Expected dividend yield	0%	0%

In determining the fair value of each stock option granted for purposes of determining share-based payment expense, the Company uses the Black-Scholes model, which involves the determination of assumptions that become inputs into the model.  The primary inputs include the fair value of the underlying common stock on the grant date, expected volatility, expected term of the option, risk-free interest rate and dividend yield.  As the Company’s common stock was first issued in 2007, the Company lacks the necessary history to estimate expected volatility based on the historical volatility of its common stock.  Accordingly, the Company’s expected volatility is based on the average volatilities of otherwise similar public entities.  Despite lacking data regarding historical exercise behavior, the Company’s estimate of the expected term of an option projects the period of time that an option is expected to remain outstanding prior to its exercise, factoring in the vesting period, contractual life of the option and post-vesting employment termination behavior.  The risk-free interest rate is the implied yield available as of an option’s grant date based on U.S. Treasury zero-coupon issues with a remaining term equal to the option’s expected term.  As the Company is restricted from paying dividends to common shareholders, the dividend yield is assumed to be zero.

9.  Related party transactions

During 2008, the Company determined that it no longer expected an affiliate operating in the Netherlands to repay to the Company any portion of a note and related accrued interest.  Accordingly, all balances owed by the affiliate were written off, resulting in a loss of approximately $0.2 million, which was recorded in other expense, net in the consolidated statement of operations for the year ended December 31, 2008.  The face amount of the note is approximately 0.2 million euros and has a stated interest rate of 6%.

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollar amounts in thousands, except where noted in millions and per share information)

10.  Defined contribution plan

The Company sponsors a qualified defined contribution 401(k) plan covering substantially all of its employees.  During 2009, the Company’s matching contribution was suspended, resulting in no related expense for the year ended December 31, 2009.  For the year ended December 31, 2008, the Company recognized expense for matching contributions of approximately $0.7 million.

11.  Deferred compensation arrangements

The Company is obligated under deferred compensation arrangements payable to certain former employees.  Though no further service is provided by these employees, interest cost continues to accrue on the deferred compensation liabilities and totaled less than $0.1 million for each of the years ended December 31, 2009 and 2008.  As of December 31, 2009 and 2008, the recorded amount of the deferred compensation liability approximated its fair value and was approximately $0.3 million and $0.4 million, respectively.

12.  Income taxes

The Company’s income tax expense consisted of the following:

	Years Ended December 31,
	2009	2008
Deferred tax expense (benefit):
Federal	$—	$639
State	—	(24)

	$—	$615

At December 31, 2009, the Company had federal and state net operating loss carryforwards of approximately $23.1 million and $22.4 million, respectively, which are available to offset future taxable income and begin to expire in 2027 for both federal and state income tax purposes.  Of the $23.1 million federal net operating loss carryforward, approximately $3.3 million represents dual consolidated losses that can only be offset by taxable income generated by the UK Subsidiary.

At December 31, 2009 and 2008, the Company’s net deferred tax liability consisted of the following amounts of deferred tax assets and liabilities:

	December 31,
	2009	2008

Deferred tax assets - current	$1,854	$2,777
Deferred tax assets - non-current	20,278	12,347
Total deferred tax assets	22,132	15,124
Valuation allowance	(21,847)	(14,772)
Deferred tax liabilities - non-current	(285)	(352)
Net deferred tax asset	$—	$—

As of December 31, 2009, the Company’s deferred tax assets primarily related to net operating loss carryovers, identified intangible assets, goodwill and accrued expenses, while deferred tax liabilities primarily related to prepaid expenses.  As management has assessed that realization of the Company’s deferred tax assets is not more likely than not as a consequence of incurring operating losses in 2009 and 2008, the Company maintains a valuation allowance to offset deferred tax assets. Valuation allowances related to deferred tax assets increased by $7,075 and $12,860 in 2009 and 2008, respectively. The Company will continue to periodically assess the realizability of its net deferred tax assets.

The Company’s effective income tax rate for the year ended December 31, 2009 was different than the statutory income tax rate due primarily to the increase in the valuation allowance on the Company’s deferred tax assets.  The Company’s effective

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollar amounts in thousands, except where noted in millions and per share information)

12.  Income taxes (concluded)

income tax rate for the year ended December 31, 2008 was different than the statutory rate due primarily to the impairment of goodwill and the increase in the valuation allowance on the Company’s deferred tax assets.

As of December 31, 2009, there is no recorded liability for unrecognized income tax benefits associated with uncertain tax positions.  The Company does not expect to record a significant liability for unrecognized income tax benefits during the next 12 months.  During 2009, the Company incurred no interest and penalties associated with income taxes.

The Company files tax returns in the U.S. federal jurisdiction, the U.K. and various state jurisdictions.  As of December 31, 2009, tax years beginning with the period from May 15, 2007 to December 31, 2007 remain open and subject to examination by the Internal Revenue Service and state taxing jurisdictions.

13.  Commitments and contingencies

Operating Lease Commitments

The Company is party to various operating leases as a lessee and a sublessor, primarily for office space, under long-term lease arrangements.  As of December 31, 2009, annual future minimum lease payments for non-cancelable operating leases, net of the aggregate future minimum non-cancelable sublease rental income, were as follows:

Operating
Years Ending December 31,	Leases
2010	$4,082
2011	4,076
2012	3,947
2013	3,916
2014	3,501
Thereafter	6,992
Total minimum lease payments	26,514
Minimum sublease income	(1,478)
Net lease commitment	$25,036

Rental expense for the years ended December 31, 2009 and 2008 was approximately $4.1 million and $6.1 million, respectively.  As a consequence of staff reductions made during 2008 in four of the Company’s practice offices, usage of significant portions of the leased space at these practice offices ceased.  Accordingly, for the year ended December 31, 2008, the Company included in rental expense a loss of approximately $1.7 million associated with recognizing the fair value of the Company’s liability for its discontinued use of this office space.  During 2009, rent payments attributable to this office space totaled approximately $0.4 million and reduced the recorded liability to $1.3 million as of December 31, 2009.  The Company has been and continues to be actively pursuing arrangements to sublease this office space.

Legal Actions

The Company is subject to legal actions arising in the ordinary course of business that may result in an outcome that is adverse and may impose an obligation upon the Company.  Accordingly, losses relating to such contingencies are recorded in selling, general and administrative expenses in the consolidated statement of operations when an adverse outcome becomes probable of occurrence and the amount is estimable.  Although the outcome of any current unresolved matters cannot presently be determined, in the opinion of the Company’s management, disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

SMART BUSINESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollar amounts in thousands, except where noted in millions and per share information)

14.  Subsequent events

On August 17, 2009, the Company entered into a definitive agreement to merge with LECG Corporation (“LECG”).  On December 22, 2009, the shareholders of LECG approved the merger transaction, which became effective on March 10, 2010.  Under the terms of the merger transaction, LECG has acquired 100% of the common stock of Holdings and received a cash contribution of $25.0 million from Great Hill for consideration of its issuance of approximately 10.9 million shares of LECG common stock and shares of a newly-created class of LECG convertible redeemable preferred stock.  In connection with the merger transaction, no merger consideration was paid to holders of Holding’s common stock, options to purchase common stock or preferred stock.  As holders of 100% of the redeemable preferred stock of Holdings, Great Hill waived its right to receive the stock’s full liquidation preference in cash.  In conjunction with the consummation of the merger transaction, the Company’s Credit Facility was amended to include LECG as a creditor party to the Credit Facility, effective as of the date of the merger transaction.